Exhibit 10.1

EMPLOYMENT AGREEMENT

Gold Rock Holdings, Inc. (GRHI), a Nevada corporation, on June 01, 2026, entered into a Contractor Employment Agreement (“Agreement”) with Anthony Denkinger, 10609 E. Palladium Drive, Mesa, AZ, 85212, who is the Company’s Chief Operations Officer (COO).

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES.

Beginning on June 01, 2026, Anthony Denkinger will provide the following services (collectively, the “Services”):

• Anthony Denkinger to lead GRHI’s business functions, not limited to customer onboarding, customer engagement, and product management, in particular GRHI’s ZoneX and SAID AI Platforms.

• Technological development interaction with all programmers.

• Maintain daily operational efforts while reporting operational status to the Management team at Gold Rock Holdings, Inc.

2. PERFORMANCE OF SERVICES.

Anthony Denkinger is to work 168 hours per month, the reasonable hours necessary to fulfill obligations under this Agreement, and report corporate progress to Gold Rock Holdings, Inc.

3. PAYMENT.

Anthony Denkinger will receive $12,500 (Twelve Thousand Five Hundred Dollars) per month. If the Company cannot pay, Anthony Denkinger will consider accepting shares of Gold Rock Holdings, which trades under the symbol GRHI, issued as S-8s or under Rule 144, with all issuances complying with US SEC rules and regulations.

Anthony Denkinger is to receive a one-time sign-on bonus of $10,000 as part of this agreement, to be made in full or distributed in part throughout the term of the agreement.

4. NEW PROJECT APPROVAL.

Gold Rock Holdings, Inc. recognizes that Anthony Denkinger’s services will include working on various projects for the Company, and he agrees to obtain approval from the Board of Directors and other management personnel prior to the commencement of a new project.

5. TERM/TERMINATION.

This Agreement is a 1-year agreement that shall terminate on May 31, 2027, at 5:00 PM ET, but may continue on a month-to-month basis, per the agreement of all parties, with 30 days' notice prior to termination.

6. RELATIONSHIP OF PARTIES.

It is understood by the parties that Anthony Denkinger is an independent contractor with respect to Gold Rock Holdings, Inc. and not an employee. Gold Rock Holdings, Inc. will not provide fringe benefits, including health insurance, paid vacation, or any other employee benefits. An independent contractor is responsible for all state and federal income taxes.

7. LOOT8, INC. (LOOT8).

During the term of this agreement, Anthony Denkinger will be the Chief Executive Officer of LOOT8, Inc., GRHI’s wholly owned subsidiary. There is no additional pay for his contractor position with LOOT8, Inc.

8. INDEMNIFICATION.

Anthony Denkinger agrees to indemnify and hold harmless Gold Rock Holdings, Inc. and its wholly owned subsidiary, LOOT8, Inc., from all claims, losses, expenses, fees, including attorney fees, costs, and judgments that may be asserted against GRHI/LOOT8 that result from the acts or omissions of Anthony Denkinger.

9. RETURN OF RECORDS.

Upon termination of this Agreement, Anthony Denkinger shall deliver all records, notes, data, memorandum models, and equipment of any nature that are in Anthony Denkinger’s possession or under his control and that are GRHI’s and LOOT8’s property or relate to Gold Rock Holdings, Inc.’s and LOOT8, Inc.’s businesses.

10. NOTICES.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If to Gold Rock Holdings, Inc. and LOOT8, Inc.

Richard Kaiser

Director / Chief Financial Officer

Gold Rock Holdings, Inc. c/o LOOT8, INC.

2020 General Booth Blvd, Suite 230, Virginia Beach, Virginia 23454

If to Anthony Denkinger:

Anthony Denkinger

10609 E. Palladium Drive

Mesa, AZ, 85212

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11. ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement(s), whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW.

This Agreement shall be governed by the laws of the Commonwealth of Virginia.

16. INTERRUPTION OF SERVICE.

Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws, proclamations, edicts, ordinances or regulations, strikes, lockouts or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for a time equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period of more than thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

17. ASSIGNMENT.

Anthony Denkinger agrees that he will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of GRHI. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Gold Rock Holdings, Inc. or LOOT8, Inc., its wholly owned subsidiary, with, or its merger into, any other corporation, or the sale by Gold Rock Holdings, Inc. or LOOT8, Inc. of all or substantially all of its properties or assets, or the assignment by Gold Rock Holdings, Inc. of this agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

This Agreement shall be signed by Gold Rock Holdings, Inc., by Richard Kaiser, Chief Financial Officer / Director, and by Anthony Denkinger, and be effective as of the date first above written.

This Agreement is executed and agreed to by:

/s/ Richard Kaiser

Richard Kaiser - CFO/Director

Gold Rock Holdings, Inc.

Date: June 01, 2026

/s/ Anthony Denkinger

Anthony Denkinger

Contractor COO, Gold Rock Holdings, Inc. and CEO,LOOT8, Inc.

Date: June 01, 2026